Exhibit 12



                             UNISYS CORPORATION
       COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)
                               ($ in millions)

                                Nine
                                Months
                                Ended          Years Ended December 31
                                Sept 30,  -------------------------------------
                                1999     1998     1997    1996    1995    1994
                                -------  ----     ----    ----    ----    ----
Income (loss) from continuing
 operations before income taxes $548.3  $594.2  $(748.1) $ 80.2 $(786.0) $ 17.4
Add (deduct) share of loss
  (income) of associated
  companies                       14.2   (  .3)     5.9    (4.9)    5.0    16.6
                                ------  ------   ------  ------  ------  ------
    Subtotal                     562.5   593.9   (742.2)   75.3  (781.0)   34.0
                                ------  ------   ------  ------  ------  ------
Interest expense                 103.0   171.7    233.2   249.7   202.1   203.7
Amortization of debt issuance
  expenses                         3.1     4.6      6.7     6.3     5.1     6.2
Portion of rental expense
  representative of interest      36.8    49.1     51.8    59.8    65.9    65.6
                                ------  ------  -------  ------  ------  ------
    Total Fixed Charges          142.9   225.4    291.7   315.8   273.1   275.5
                                ------  ------  -------  ------  ------  ------
Earnings (loss) from continuing
  operations before income
  taxes and fixed charges       $705.4  $819.3  $(450.5) $391.1 $(507.9) $309.5
                                ======  ======  =======  ====== =======  ======
Ratio of earnings to fixed
  charges                         4.94    3.63    (a)      1.24    (a)     1.12
                                ======  ======  =======  ======  ======  ======

(a) Earnings for the years ended December 31, 1997 and 1995 were inadequate to cover fixed charges by approximately $742.2 and $781.0 million, respectively.

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